SUBSIDIARIES OF SVI HOLDINGS, INC.

Subsidiary                                      State or County of Incorporation
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Sabica Ventures, Inc.                           California

SVI Training Products, Inc.                     California

SVI Retail, Inc.                                Delaware

SVI Retail Pty. Ltd.                            Australia